EXHIBIT 10.8



                     Central Pacific Bank and Subsidiaries
                      1996 Annual Executive Incentive Plan

PURPOSE:

The purposes of this plan are to reinforce the mission and corporate goals of CPB Inc. (CPB). The plan is designed to help CPB attract, retain and motivate a talented executive team. This team's performance, both as a team and as individuals, contributes directly to serving CPB's customers and communities, sustaining CPB's strong financial performance, and adding value for the shareholders.

DEFINITIONS:

The following terms will have the indicated meanings throughout this document. Whenever appropriate, words used in the singular may include the plural and vice-versa.

"Plan" will be used throughout as a description of this particular incentive plan.

"Company" will be used throughout as Central Pacific Bank and its subsidiaries.

"Compensation Committee" will be used throughout as the Compensation Committee of the Board of Directors of the Company.

"CEO" will be used throughout as Chairman of the Board and Chief Executive Officer of CPB, Inc.

"Participant" will be used throughout as the individual in a given position who is eligible to participate in this Plan.

"Base salary" will be used throughout as the base salary, excluding any other bonus, commission payments, or other extra cash compensation on an annualized basis, paid to the Participant on the last day of the calendar year. For example, a Participant who is paid a monthly salary of $10,000 as of the last day of 1996 will have an annualized base salary of $120,000 for purposes of calculating any annual incentive payment.

"Asset growth" will be calculated as the growth in assets, year over prior year, as measured by the average assets in December of the respective year.

ADMINISTRATION:

The Plan will be administered by the Compensation Committee, as ratified by the Board of Directors, who may delegate certain aspects of record keeping and administration to specified individuals, at their sole discretion. The Compensation Committee, or its specific delegates, is given full authority to develop such rules, regulations, record keeping procedures, and communications deemed necessary to administer the Plan and interpret its provisions. Any determination, decision, or action of the Compensation Committee (as ratified by the Board of Directors) in connection with this plan will be considered final and binding upon all Participants and any person validly claiming access to a potential award.

Payment of any award amounts will be made after audited financial statements are made available, but no later than April 1 of the year following the Plan year (e.g., April 1, 1997).
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PARTICIPATION:

Any full-time active employee of the Company who has been granted the corporate title of Senior Vice President or above (e.g., Executive Vice President, President) is ELIGIBLE to participate in the plan. The CEO will present annually names, with position responsibility, to the Compensation Committee for approval and inclusion in the Plan. The Board will approve this Participant list no later than January 30 of the plan year (e.g., January 30, 1996 for the 1996 Plan). Participants will be notified in writing no later than February 1 of the Plan year. This communication will notify Participants of their participation and the target percentages of their incentive.

To be eligible, the employee must have been placed on full-time active status with the corporate title of Senior Vice President or above, no later than October 1, 1996. Participants becoming eligible after January 1, 1996 will be eligible for consideration of payment, prorated by the first day of the month on which they met the eligibility requirements. For example, a Participant meeting eligibility requirements on April 1, 1996 will be eligible, once approved by the Compensation Committee, for consideration for 9/12 or 3/4 of the potential award. Any exception to these minimum eligibility requirements must be recommended by the CEO and approved by the Compensation Committee.

A participant must have received at least an "Accomplished" performance appraisal rating during the calendar year (e.g., 1996 for the 1996 Plan) to be eligible for consideration for payment. Any exceptions from this provision must be recommended by the CEO and approved by the Compensation Committee, at their sole discretion.

All participants in this Plan will become INELIGIBLE for participation in the annual all staff Cash Incentive Bonus program.

FUNDING:

The plan will be funded according to the success of CPB as measured by return on equity (ROE, from CPB Inc.), asset growth and the ratio of CPB's return on assets (ROA, from CPB Inc.) to the unweighted average ROA's of the other Hawaii bank holding companies. Asset growth will be measured as the growth year to year in the average assets for the month of December. The specific values for each of these measures will be reviewed and adjusted, if deemed appropriate, annually.

Each measure will fund the total incentive pool as follows: (a) ROE will fund 50%, (b) asset growth will fund 25% and (c) ROA ratio will fund 25%. For each measure performance below a defined measure will produce no incentive pool; e.g., for 1996 these values are 11% for ROE, 10% for asset growth and 105% ratio for ROA. Each measure will also have a maximum payout percentage; e.g., 150% of the target pool for ROE of 17% and 150% of the target pool for asset growth of 17% and 150% of the ROA ratio of 130%. The actual amount of the pool funded will be extrapolated, using the determined scale values, between the minimum funded value of 25% of the pool and maximum of 150%.

The target amounts funded are calculated as the sum of each Participant's target incentive, expressed as a percentage of base salary, multiplied by that individual's base salary.

The funding of the pool is described graphically in the following diagram.

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ALLOCATION OF AWARDS:

The calculation of any actual awards will be based on each Participant's base salary, annualized, as of the last day of the calendar year (e.g., for this Plan, December 31, 1996).

The awards, expressed as a percentage of base salary, are shown, by corporate title, in the following table; e.g., a target incentive of 25% for Senior Vice President. These target awards will be adjusted by the percentage of the target pool that is funded through corporate performance. For example, if 75% of the pool is funded, the target award for Senior Vice Presidents would be 18.75%.

ACTUAL AWARDS:

Actual awards will be calculated according to the mix of three performance elements shown in the following table: 1) corporate (ROE and asset growth); 2) unit/production objectives; and 3) a discretionary amount.

The unit/production objectives will be agreed upon between each Participant and the immediate supervising Officer by January 30 of the Plan year. These objectives will emphasize those aspects of CPB's performance for which the Participant is held accountable. These will be submitted to the CEO for review and thereafter, reported to the Board of Directors for its approval and subsequent filing of the report.








                                                  CENTRAL PACIFIC BANK AND SUBSIDIARIES
                                                  FUNDING OF ANNUAL INCENTIVE PLAN<F1>*

         Return on Equity                                              Asset                     ROA Ratio
         Above Threshold            Incentive Pool                     Growth                    to Hawaii Banks
         ----------------           --------------                     ------                    ---------------
150%              17.00                                                17.00            150%              130       150%
         ----------------                                              ------                    ------------
125%              15.75                                                16.25            125%              125       125%
         ----------------                                              ------                    ------------
100%              15.00               [Diagram]                        15.00            100%              120       100%
         ----------------                                              ------                    ------------
75%               14.00                                                13.00            75%               115       75%
         ----------------                                              ------                    ------------
50%               13.50                                                10.00            50%               110       50%
         ----------------                                              ------                    ------------
25%               10.50                                                                 25%               105       25%
         ----------------                                                                        ------------
0%                                                                                      0%                          0%
         ----------------                                                                        ------------


<F1>     * Each component funds the following portions of pool:                                                    2/20/96
                  *Return on Equity = 50%
                  *Asset Growth = 25%
                  *ROA Ratio = 25%


                                                          CENTRAL PACIFIC BANK

                                                           Determining Payouts

                                                                 Groups

===============================================================================================================================
Measures                   CEO            COO             EVP/Group                  SVPs-                         SVPs-
                                                          Manager                    Profit Center                 Admin. Areas
=========                  ====           ====            =========                  =============                 ============
Corporate                  100%           100%                50%                            50%                          50%
---------                  ----           ----            ---------                  -------------                 ------------
Unit/                      0%             0%                  25%                            30%                          30%
Production
Objectives
----------                 ----           ----            ---------                  -------------                 ------------
Discretionary              0%             0%                  25%                            20%                          20%
===============================================================================================================================
Total                      100%           100%                100%                          100%                         100%
===============================================================================================================================
Targets as                 40%            35%                 30%                            25%                          25%
a % of
Base Salary

                                                                                                      2/20/96




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The discretionary percentages will be recommended by the CEO to the
Compensation Committee for approval. These percentages and amounts may be used to reward individual or team accomplishments not specifically measured by either corporate financial performance or specific individual objectives.

PROJECTED COST OF THE PLAN:

[See attached for estimates of pay outs and list of participants.]

TERMINATION OF EMPLOYMENT:

The Participant must remain actively employed by the Company on the last day of the designated calendar year (1996 for this Plan) to be considered eligible for any potential payment under this Plan. Any exceptions to this provision must be approved by the Compensation Committee, at their sole discretion.

NON-TRANSFERABILITY OF AWARD:

An award, or potential award, granted under this Plan shall not be assignable or transferable by the Participant other than by will or the laws of descent and distribution.

NO RIGHT TO EMPLOYMENT:

This Plan does not constitute a contract between the Company and its employees. Neither establishing this Plan or taking any action as a result of the Plan shall be construed as giving any employee the right to be retained by the Company for any period of time, or to be employed in any particular position, at any particular rate of pay, or to provide any other job-related benefits.

AMENDMENT OR TERMINATION OF PLAN:

The Compensation Committee, with ratification from the Board of Directors, may from time to time or at any time amend or terminate the Plan at their sole discretion. Review and amendment of the Plan is expected annually when a new Plan document will be considered for establishment. Amendment or termination of the Plan is not expected within a Plan year, but that right is retained by the Compensation Committee.

This Plan has been approved and ratified for the Plan year 1996 on the __________ day of _______________, 1996 by the CPB Board of Directors as indicated below.

____________________________________________   _____________

____________________________________________   _____________

____________________________________________   _____________

____________________________________________   _____________

____________________________________________   _____________

____________________________________________   _____________

____________________________________________   _____________

____________________________________________   _____________

____________________________________________   _____________

____________________________________________   _____________

____________________________________________   _____________

____________________________________________   _____________

                      1996 ANNUAL EXECUTIVE INCENTIVE PLAN
                                  PARTICIPANTS


Joichi Saito                        Chairman of the Board & CEO
Naoaki Shibuya                      Pres. & COO
Austin Imamaura                     EVP & Secretary & Commercial Banking
                                    Group Mgr.
Neal Kanda                          EVP & Controller &  Asst. Secretary &
                                    Admin. Group Mgr.
Wayne Kirihara                      SVP & Retail Banking Group Mgr.
Alwyn Chikamoto                     SVP & Corporate Banking Div. Mgr.
Clifford Fujiwara                   SVP & Real Estate Loan Div. Mgr.
Walter Horikoshi                    SVP & Credit and Legal Div.Mgr.
Raymond Kurosu                      SVP & ODS Div. Mgr.
Barbara Southern                    SVP & Sales and Marketing Div. Mgr.
David Chang                         SVP & ISD Mgr.